EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-182835) on Form S-8 of Circle Star Energy Corporation of our report dated August 8, 2013, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Circle Star Energy Corporation for the year ended April 30, 2013.

/s/ D’Arelli Pruzansky, P.A.
Boca Raton, Florida
August 13, 2013